EX-99.1(ee)

MUTUAL OF AMERICA INVESTMENT CORPORATION

ARTICLES SUPPLEMENTARY TO THE CHARTER

Mutual of America Investment Corporation, a Maryland corporation and a registered open-end investment company under the Investment Company Act of 1940 (the Corporation), with its principal office c/o Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland  21202, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  Prior to the date hereof, the total number of shares of capital stock of all classes that the Corporation had authority to issue is six billion (6,000,000,000) shares of common stock, par value $.01 per share, with an aggregate par value of sixty million dollars ($60,000,000).  Effective on the date hereof, the total number of shares of capital stock of all classes that the Corporation has authority to issue is seven billion (7,000,000,000) shares of common stock, par value $.01 per share, with an aggregate par value of seventy million dollars ($70,000,000).  This increase in the total number of authorized shares of capital stock has been approved by the Board of Directors under Section 2-105(c) of the Corporations and Associations Articles of the Maryland Code.

SECOND:  Pursuant to the authority vested in the Board of Directors of the Corporation by Section 5.1 of the Articles of Incorporation of the Corporation (“Articles”), the Board of Directors has voted to decrease the authorized shares allocated to the Money Market Fund, All America Fund, Composite Fund, Small Cap Growth Fund and Small Cap Value Fund and to increase the authorized shares allocated to the Bond Fund, Mid-Term Bond Fund, International Fund, 2020 Retirement Fund, 2025 Retirement Fund, 2030 Retirement Fund, 2035 Retirement Fund, 2040 Retirement Fund and 2045 Retirement Fund, as follows:

Fund	Previous Allocation	Allocation Increase (Decrease)	Total Shares Allocated
Money Market Fund	175,000,000	(50,000,000)	125,000,000
All America Fund	225,000,000	(25,000,000)	200,000,000
Composite Fund	200,000,000	(50,000,000)	150,000,000
Small Cap Growth Fund	350,000,000	(25,000,000)	325,000,000
Small Cap Value Fund	350,000,000	(25,000,000)	325,000,000
Bond Fund	600,000,000	50,000,000	650,000,000
Mid-Term Bond Fund	350,000,000	100,000,000	450,000,000
International Fund	200,000,000	100,000,000	300,000,000
2020 Retirement Fund	225,000,000	100,000,000	325,000,000
2025 Retirement Fund	175,000,000	100,000,000	275,000,000
2030 Retirement Fund	150,000,000	100,000,000	250,000,000
2035 Retirement Fund	150,000,000	75,000,000	225,000,000
2040 Retirement Fund	150,000,000	50,000,000	200,000,000
2045 Retirement Fund	150,000,000	75,000,000	225,000,000

Allocations for all other classes not shown remain unchanged.  The relative preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of each such class are the same as for shares previously allocated to the other classes of shares issued by the Corporation prior to the date hereof.

IN WITNESS WHEREOF, the President of the Corporation has signed these Articles Supplementary in the Corporation’s name and on its behalf and acknowledges that these Articles Supplementary are the act of the Corporation, and states that to the best of his knowledge, information and belief all matters and facts set forth therein relating to the authorization and approval of the Articles Supplementary are true in all material respects and that this statement is made under the penalties of perjury.

Date: March 4, 2013	MUTUAL OF AMERICA
INVESTMENT CORPORATION
Attest:

/s/ Thomas L. Martin	/s/ John R. Greed
Thomas L. Martin	John R. Greed
Secretary	Chairman, President and CEO